Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194719, on Form S-8 of our report dated March 6, 2015, relating to the consolidated financial statements of A10 Networks, Inc. and its subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of A10 Networks, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 6, 2015